EXHIBIT 99.02
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Press Release

Shire presents positive results of Hunter syndrome pivotal clinical trial at The American Society of Human Genetics Annual Meeting

Salt Lake City, Utah, October 28, 2005 -- Shire Pharmaceuticals Group plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ) announced today at the Annual Meeting of The American Society of Human Genetics, further results of its pivotal clinical trial evaluating its investigational human enzyme replacement therapy, idursulfase, for the treatment of Hunter syndrome.

The primary efficacy endpoint of the trial was a composite of two clinical measures – forced vital capacity (FVC) and 6-minute walk test (6MWT). As previously reported, patients receiving the weekly dosing regimen of 0.5 mg/kg of idursulfase showed a statistically significant difference (p=0.0049) compared to placebo. Results presented today by Joseph Muenzer, M.D., Ph.D., of the University of North Carolina at Chapel Hill, indicated that patients receiving the every other week dosing regimen of idursulfase also showed a statistically significant difference (p=0.0416) compared to placebo when measuring the composite. Treatment with idursulfase was generally well-tolerated by patients in the trial.

Other results presented today included urine GAG levels, liver and spleen volume, cardiac left ventricular volume, and joint range of motion.

Commenting on the trial results, Dr. Muenzer said “Data from this study are very encouraging for patients and families living with Hunter syndrome. I am excited about the potential of idursulfase as the first treatment option for patients, once approved.”

As previously announced, Shire expects to file for regulatory approval of idursulfase in both the United States and Europe in the fourth quarter of 2005.

Trial Design
The AIM study (“Assessment of I2S in MPS II”) was a Phase II/III double-blind, placebo-controlled clinical trial conducted at nine sites around the world, including the United States, the United Kingdom, Germany and Brazil. The primary goal of the study was to evaluate the safety and efficacy of 0.5 mg/kg of idursulfase administered weekly compared to placebo. Additionally, the trial evaluated 0.5 mg/kg of idursulfase every other week compared to placebo. Ninety-six patients with Hunter syndrome were randomized to one of three groups with each patient receiving a total of 52 infusions of either idursulfase, idursulfase alternating weekly with placebo, or placebo. Of the 96 who enrolled, 94 completed the 52 week study and they all elected to participate in the open-label extension study of idursulfase at a dose of 0.5 mg/kg weekly.

Trial Results

Six minute walk test (6MWT)
In the weekly dosing regimen, the difference in meters walked was 35 meters compared to placebo (p=0.0131) and in the every other week idursulfase group, the difference in meters walked was 24 meters, compared to placebo (p=0.0732) .

Forced Vital Capacity (FVC)
Model adjusted percent predicted FVC in the weekly group was 4.3% greater compared to placebo (p=0.0650); the every other week group showed no treatment difference in percent predicted FVC over placebo (p=0.9531) .

Urinary GAG Levels
Urinary GAG levels were significantly lower in patients being treated with idursulfase in both the weekly or every other week dosing regimen compared to patients receiving placebo (p<0.0001) . Among all 64 idursulfase treated patients, 26 patients had normalized urine GAG levels at week 53. None of the placebo patients had normalized urine GAG levels by week 53.

Liver and Spleen Size
Combined liver and spleen volume, as determined by MRI, decreased significantly from baseline to week 53 for patients receiving idursulfase weekly (-25.8%) or every other week (-23.7%), (p<0.0001 for both). Patients receiving placebo showed a volume increase of 0.3% in these organs over the same time period.

Left Ventricular Mass (LVM)
Of the 96 enrolled patients, 33 had an enlarged left ventricle at the initiation of the clinical trial (15 in the weekly group, and 9 each in the every other week and placebo groups). Patients in the idursulfase weekly group who had an enlarged left ventricle at the initiation of the clinical trial showed a mean reduction in LVM index of 14.1% following 52 weeks of treatment, compared with patients receiving placebo who exhibited a mean increase of 4.3% (p=0.1524) . For patients treated every other week, there was a mean decrease in LVM index of 9.6% as compared to the 4.3% increase in the placebo group (p=0.2893) .

Joint Range of Motion
There were no statistically significant differences between treatment groups for Global Joint Range of Motion Score, however there were improvements in elbow (p=0.0476) and shoulder joint mobility (p=0.0797) with weekly idursulfase compared to placebo.

Safety
Treatment with idursulfase was generally well-tolerated by patients in the trial. The most common adverse events observed were associated with the clinical manifestations of Hunter syndrome. Of the adverse events considered possibly related to idursulfase, infusion related reactions were the most common and were generally mild. There were two patient deaths during the study, both of which were considered unrelated to treatment with idursulfase. Of the 64 idursulfase-treated patients, 6 patients tested positive for IgG antibodies, and 2 patients tested positive for IgM antibodies at some time during the course of the study. No IgE antibodies were observed. No patient withdrew from the trial due to an adverse event considered related to idursulfase.

About Hunter Syndrome and Idursulfase

Hunter syndrome, also known as Mucopolysaccharidosis II (MPS II), is a rare, life threatening, genetic disorder with no available treatment. Individuals with Hunter syndrome lack the enzyme iduronate-2-sulfatase, which is essential in the continuous process of replacing and breaking down glycosaminoglycans (GAG). As a result, GAG remains stored in cells in the body causing progressive damage. The symptoms of Hunter syndrome are usually not visible at birth, but usually start to become noticeable after the first or second year of life. Often the first symptoms may include hernias, frequent ear infections, runny noses, reduced growth rate and abnormal facial appearance.

As the disease progresses, a variety of symptoms appear including enlarged liver and spleen, heart failure, decreased endurance, obstructive and restrictive airway disease, sleep apnea, joint stiffness, and, in some cases, central nervous system involvement. If central nervous system involvement exists, the life expectancy for patients with Hunter syndrome is typically 10-15 years of age, however, some patients can survive into the fifth or sixth decade of life. There is currently no effective therapy for Hunter syndrome.

Idursulfase is a human iduronate-2-sulfatase produced by genetic engineering technology, developed to replace the missing enzyme in Hunter syndrome patients. Idursulfase has been designated an orphan drug in both the United States and the European Union.

Shire believes there are approximately 2,000 patients worldwide afflicted with Hunter syndrome in countries where reimbursement may be possible.

Further information about Hunter syndrome is available at http://www.hunterpatients.com.

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Brian Piper (North America)	+1 484 595 8252
Media	Jessica Mann (Rest of the World)	+44 1256 894 280
	Matthew Cabrey (North America)	+1 484 595 8248

Notes to editors

Shire acquired Transkaryotic Therapies Inc. (TKT) on 27 July, 2005.

Shire Pharmaceuticals Group plc

Shire Pharmaceuticals Group plc (Shire) is a global specialty pharmaceutical company with a strategic focus on meeting the needs of the specialist physician and currently focuses on developing projects and marketing products in the areas of central nervous system (CNS), gastrointestinal (GI), renal diseases and human genetic therapies. Shire has operations in the world’s key pharmaceutical markets (US, Canada, UK, France, Italy, Spain and Germany) as well as a specialist drug delivery unit in the US.

For further information on Shire, please visit the Company’s website: www.shire.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire's results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization, the impact of competitive products, including, but not limited to, the impact of those on Shire's Attention Deficit and Hyperactivity Disorder (ADHD) franchise, patents, including, but not limited to, legal challenges relating to Shire's ADHD franchise, government regulation and approval, including, but not limited to, the expected product approval dates of MTS (METHYPATCH) (ADHD), SPD503 (ADHD), SPD465 (ADHD), SPD476 (ulcerative colitis), I2S (idursulfase) (Hunter syndrome), Dynepo, and NRP104 (ADHD), including its scheduling classification by the Drug Enforcement Administration in the United States, Shire’s ability to benefit from its acquisition of TKT, Shire's ability to secure new products for commercialization and/or development and other risks and uncertainties detailed from time to time in Shire’s filings with the Securities and Exchange Commission, including its annual report on form 10-K for the year ended December 31, 2004, and TKT’s quarterly report on form 10-Q for the quarter ended March 31, 2005, which is on file with the Securities and Exchange Commission.